EXHIBIT 11 - COMPUTATIONS OF EARNINGS PER SHARE

                Tredegar Industries, Inc. and Subsidiaries
                 (In thousands, except per-share amounts)

                                                             1994         1993         1992
Income from continuing operations                           $ 1,417      $ 3,723      $ 9,517
Income from discontinued operations                          37,218        6,784        5,795
Net income before extraordinary item and cumulative
  effect of changes in accounting principles                 38,635       10,507       15,312
Extraordinary item                                               --       (1,115)          --
Cumulative effect of changes in accounting
  for postretirement benefits other than
  pensions (net of tax) and income taxes                         --          150           --
Net income                                                  $38,635       $9,542      $15,312

Earnings per share as reported:
  Income from continuing operations                         $  0.13      $  0.34      $  0.88
  Income from discontinued operations                          3.60         0.63         0.53
  Net income before extraordinary items and cumulative
    effect of changes in accounting principles                 3.73         0.97         1.41
  Extraordinary item                                             --        (0.10)          --
  Changes in accounting principles                               --         0.01           --
  Net income                                                $  3.73      $  0.88      $  1.41

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (1)                               60           34           34
Weighted average common shares outstanding
  during period                                              10,349       10,895       10,894
Weighted average common shares and common
  stock equivalents                                          10,409       10,929       10,928

Primary earnings per share (2)                              $  3.71      $  0.87       $ 1.40

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (3)                               90           38           35
Weighted average common shares outstanding
  during period                                              10,349       10,895       10,894
Weighted average common shares and common
  stock equivalents                                          10,439       10,933       10,929

Fully diluted earnings per share (2)                        $  3.70      $  0.87      $  1.40

(1)  Computed using the average market price during the related period.

(2)  Common stock equivalents had an immaterial dilutive effect.

(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period.